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                                                                 EXHIBIT 10.29

November 13, 2000



              RE:  OFFER OF EMPLOYMENT




Mr. Badar Baqai
70 Lima Terrace
Fremont, CA  94539

Dear Badar,

Silicon Image, Inc. (the "COMPANY") is pleased to confirm our offer to you. You will initially report to Steve Tirado, the Executive VP of Marketing. Your title will be the EXECUTIVE VP OF ENGINEERING and the terms of our offer and the benefits currently provided by the company are as follows:

1. Your starting salary will be $250,000.00 PER YEAR and will be subject to annual review. A sign on bonus of $50,000 will be paid over the first 9 months of employment.

2. In addition, you will be eligible to participate in regular health insurance, vacation and other employee benefit plans established by the Company for its employees from time to time

3. As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. A copy of the form of this agreement has been attached as APPENDIX A for your review. WE WISH TO IMPRESS UPON YOU THAT WE DO NOT WISH YOU TO BRING ANY CONFIDENTIAL OR PROPRIETARY MATERIAL OF ANY FORMER EMPLOYER OR TO VIOLATE ANY OTHER OBLIGATIONS YOU MAY HAVE TO YOUR FORMER EMPLOYER.

4. Management will recommend that the Board of Director approve a grant to you of stock options for 500,000 SHARES of the Company's Common Stock. The exercise price of the options would be the fair market value as determined by the Board at the time of the grant. The vesting schedule for all options will be at a rate of 25% for the first 12 months, and thereafter, at 2.083% after each full succeeding month. However, the grant of such options by the Company is subject to the

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     Board's approval and this promise to recommend such approval is not a promise of compensation, and is not intended to create any obligation on the part of the Company. Further details on the Company's Option Plan and any specific grant to you will be provided upon approval of such grant by the Board.

5. This offer of employment is made to you in confidence, and its terms must not be disclosed by you to anyone outside your immediate family. If you do disclose any of its terms to such a family member, you must caution him or her that such information is confidential and must not be disclosed to anyone.

6. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

7. In the event the Company terminates you from employment for any reason other than for "Cause" (as defined in the following), then the SIX (6) MONTHS following your termination, (i) the Company will continue to pay you your then-current salary, less applicable withholding taxes, on the Company's normal payroll dates during those periods and (ii) the Company will continue your benefit during the 6 months, to the extent permitted by the terms of the Company's plan then in effect. In addition, if you are terminated without "Cause" within one (1) year of employment by the Company, your initial 25% of the Stock Options will vest on a prorated monthly schedule, to the time of termination. As used herein, "Cause" means willful gross misconduct, conviction of a felony or an act of material personal dishonesty.

8. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U. S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.

9. If you decide to accept our offer please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call.


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     In addition, as per our discussion, I am attaching the current Executive
     Bonus Plan documents. We do not currently have a plan for 2001 but will likely be implementing it shortly.

     I look forward to the opportunity to welcome you to Silicon Image, Inc.

     Sincerely,




     /s/ Steve Tirado             11/13/00          /s/ Doris Shin      11/13/00
     -----------------------      --------          -----------------   --------
     Steve Tirado                                   Doris Shin
     Executive VP of Marketing                      Director of HR

     Attachments:
     EI & CA





     Acknowledged, Accepted and Agreed.





     /s/ Badar Baqai              11/13/00          11/13/00
     ------------------------     -------------     ---------------
     Badar Baqai                  Date              Start Date


     This letter is simply for your information and is not to be construed as a contract of employment.